Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-201525) on Form S-8 of Peak Resorts, Inc. and Subsidiaries of our report dated July 27, 2015, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Peak Resorts, Inc. and Subsidiaries for the year ended April 30, 2015.

/s/ McGladrey LLP

St. Louis, Missouri

July 27, 2015